UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
August 21, 2007 (August 16, 2007)

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Zix Corporation (Nasdaq: ZIXI) (“ZixCorp” or the “Company”) is today announcing that it has reached an agreement in principle for the settlement of claims in certain shareholder derivative litigation pending in the U.S. District Court for the Northern District of Texas, Dallas Division (the “Federal Court”), as described below. The settlement agreement has been preliminarily approved by the Federal Court pursuant to a Preliminary Approval Order, dated August 16, 2007, and annexed hereto as Exhibit 99.1 (the “Preliminary Approval Order”). The settlement is subject to the final approval of the Federal Court, as further described below.
     In early September 2004, several purported shareholder class action lawsuits were filed in the U.S. District Court for the Northern District of Texas, Dallas Division against the Company and certain of its current and former officers and directors. The purported class action lawsuits sought unspecified monetary damages on behalf of purchasers of the Company’s common stock between October 30, 2003, and May 4, 2004. The purported shareholder class action lawsuits alleged that the defendants made materially false and misleading statements and/or omissions in violation of Sections 10(b) and 20(a) of the Exchange Act during this time period. These several class action lawsuits were subsequently consolidated into one. The agreement in principle for the settlement of the certain shareholder derivative claims does not relate to these purported shareholder class action lawsuits, which, as described in the Company’s periodic filings with the Securities and Exchange Commission, are proceeding in due course.
     In addition to the pending purported shareholder class action lawsuits, three “shareholder derivative” lawsuits were filed against the Company and certain named individuals in September 2004, October 2005 and November 2005. Two of the derivative lawsuits are pending in the U.S. District Court for the Northern District of Texas, Dallas Division (collectively, the “Federal Derivative Actions”), and one is pending in the County Court at Law No. Two, Dallas County, Texas (the “State Derivative Action”). These purported shareholder derivative lawsuits relate to the allegedly materially false and misleading statements and/or omissions that are the subject of the purported shareholder class action lawsuits. These suits allege breaches of fiduciary duty, abuse of control, insider selling, gross mismanagement, waste of corporate assets and misappropriation of information and seek contribution and indemnification against the individual defendants.
     The Company, throughout these litigations, has strenuously denied and continues to deny each of the allegations of wrongdoing and liability against it whatsoever. Nevertheless, the Company has decided to settle the Federal Derivative Actions solely to avoid the burdens, risk, and substantial expense that would result from the continuation of these actions.
     The terms of the proposed settlement of the Federal Derivative Actions are set forth in the Notice of Proposed Settlement of Derivative Litigation, Hearing Thereon, and Right to Appear, annexed hereto as Exhibit 99.2 (the “Notice”). As part of the proposed settlement, the defendants’ insurer has agreed to pay an aggregate of $267,500 for attorney’s fees and expenses for the lead counsel for the Federal Derivative Actions. Additionally, as part of the proposed settlement, the Company has agreed to adopt certain corporate governance procedures, as described in the Notice.
     The proposed settlement agreement has received preliminary approval of the Federal Court pursuant to the Preliminary Approval Order annexed hereto as Exhibit 99.1. The Preliminary Approval Order, among other things, provides that:

•	The Company shall no later then 10 business days from August 16, 2007, send by first class mail a copy of the Notice to all registered owners and all beneficial owners of the Company’s common stock as of August 14, 2007.

•	The Federal Court will hold a hearing (the “Final Hearing”) to consider and determine whether to grant final approval of the preliminary settlement. The Final Hearing is scheduled for November 27, 2007 at 10:00 a.m. before the Honorable Ed Kinkeade, United States District Judge for the Northern District of Texas, Dallas Division, at the Earle Cabell Federal Building and United States Courthouse, 1100 Commerce Street, Dallas, Texas 75242.

•	Any shareholder who plans to participate in the Final Hearing must provide notice on or before November 13, 2007, of their intent to participate, as set forth in the Preliminary Approval Order and the Notice.

•	Any shareholder who fails to provide the prescribed notice in the manner set forth by the Preliminary Approval Order and the Notice shall be deemed to have waived his or her objection and shall be barred from raising such objection in the Federal Derivative Actions or any other action or proceeding.

•	Shareholders who have no objection to the proposed settlement do not need to appear at the Final Hearing or take any other action.
     The descriptions of the Preliminary Approval Order and the Notice set forth above do not purport to be complete and are qualified in their entirety by reference to the complete text of the Preliminary Approval Order and the Notice of Proposed Settlement of Derivative Litigation, Hearing Thereon, and Right to Appear, copies of which are filed, respectively, as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.
Item 9.01 Exhibits.
(c) Exhibits

Exhibit No.	Description
99.1	Preliminary Approval Order, United States District Court, Northern District of Texas, Dallas Division (filed August 16, 2007).

99.2	Notice of Proposed Settlement of Derivative Litigation, Hearing Thereon, and Right to Appear.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION
(Registrant)

Date: August 21, 2007	By:	/s/ Ronald A. Woessner

Ronald A. Woessner
Senior Vice President and General Counsel